Exhibit 3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2018 by and between WestRock Company, a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS concurrently with the execution and delivery of this Agreement, Parent, Whiskey Holdco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdco”), Kola Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Company Merger Sub”), Whiskey Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Parent Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Company Merger Sub with and into the Company, with the Company surviving such merger (the “Company Merger”) and pursuant to which all issued and outstanding shares of common stock of the Company will be converted into the right to receive the consideration set forth in Section 2.01(c) of the Merger Agreement (the “Company Merger Consideration”).

WHEREAS the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of Company Shares (as defined in the Merger Agreement) set forth below the Stockholder’s name on the signature page to this Agreement.

WHEREAS as a condition and inducement to the willingness of Parent, Holdco, Company Merger Sub and Parent Merger Sub to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.                                      Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)                                 “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Date and (iii) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the End Date or reduces the amount or changes the form of the Company Merger Consideration payable to stockholders of the Company pursuant to the Merger Agreement if, in the case of this clause (iii), Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company.

(b)                                 “Shares” shall mean (i) all equity securities and equity interests of the Company (including Company Shares) owned (beneficially or of record) by the Stockholder as of the date hereof and (ii) all additional equity securities and equity interests of the Company (including Company Shares) of which the Stockholder acquires beneficial or record ownership during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like).

(c)                                  “Transfer” shall mean, with respect to a Share, to, directly or indirectly, (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift, merger or operation of law), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift, merger or operation of law) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

2.                                      Transfer of Shares.

(a)                                 Transfer Restrictions.  During the term of this Agreement, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any rights to acquire any equity securities or equity interests of the Company, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except with Parent’s prior written consent and in Parent’s sole discretion. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.

(b)                                 Involuntary Transfer.  If any involuntary Transfer of any Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

(c)                                  Transfer of Voting Rights.  During the term of this Agreement, the Stockholder shall not, and shall cause its controlled Affiliates not to, (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares (other than any written consent executed in accordance with this Agreement), with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Shares into a voting trust or enter into a voting agreement, understanding or arrangement or create or permit to exist any lien, adverse claim, charge, security, interest, pledge, option, proxy or any other encumbrance or restriction whatsoever on title, transfer or exercise of any rights of an equityholder with respect to any of the Shares (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).

(d)                                 Permitted Transfers.  Notwithstanding the foregoing, the Stockholder may make Transfers of Shares (i) by will, (ii) by operation of Applicable Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its Affiliates or (vi) to the extent necessary to (A) fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Stockholder, including any withholding obligations, (B) effect any net settlement or (C) pay the exercise price in respect, of any such equity incentives, and in each of cases (i)-(v), the Shares shall continue to be bound by this Agreement and each transferee thereof shall agree in a writing reasonably acceptable to Parent to be bound by the terms and conditions of this Agreement. For the avoidance of doubt, if the Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in the Stockholder.  Notwithstanding anything to the contrary in this Agreement, but subject to any agreement in accordance with an Election Form, at any time after the Company Stockholder Approval shall have been obtained, the Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Shares and, if as a result of such Transfer, the Stockholder ceases to be the record or beneficial owner of such Shares, the Stockholder shall have no obligations pursuant to this Agreement with respect to such Shares.

(e)                                  Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Date and shall not apply to any Transfer permitted under Section 2(d).

(f)                                   Acquisition of Shares.  In the event that the Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, the Stockholder shall promptly deliver to Parent a written notice indicating the number of such Shares (or right or interest therein) acquired or received.

3.                                      Agreement to Vote Shares; Support.

(a)                                 During the term of this Agreement, at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:

(i)                                     in favor of the adoption of the Merger Agreement and in favor of the Mergers and the other transactions contemplated by the Merger Agreement;

(ii)                                  against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or either of the Mergers or any of the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal and any Alternative Acquisition Agreement; and

(iii)                               against any of the following actions, proposals or agreements (other than those actions that relate to the Mergers and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure, certificate of incorporation or bylaws of the Company or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or (y) prevent or materially delay or adversely affect the consummation of the Mergers.

(b)                                 The Stockholder shall retain at all times the right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Company’s stockholders generally, subject to the terms of this Agreement.

(c)                                  In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(d)                                 The Stockholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3 or Section 5.

(e)                                  Notwithstanding the foregoing, nothing in this Agreement shall require the Stockholder to, in its capacity as a stockholder of the Company, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the Company Merger or the payment of the Company Merger Consideration or (ii) extends the End Date or reduces the amount or changes the form of the Company Merger Consideration payable to stockholders of the Company pursuant to the Merger Agreement if the Stockholder has abstained from voting on or voted against such matter in the Stockholder’s capacity as a director of the Company.

4.                                      [Intentionally Omitted].

5.                                      No Adverse Act.  The Stockholder agrees that prior to any Expiration Date, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Parent in its sole discretion, directly or indirectly, (a) enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Shares or any interest therein or (b) take or permit any other action that would in any way (i) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (ii) make any representation or warranty of the Stockholder herein untrue or incorrect or (iii) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. The Stockholder hereby agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent or the Company (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Merger Agreement (including any claim seeking to enjoin or delay the consummation of either of the Mergers) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement or the transactions contemplated therein. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing his, her or its rights under this Agreement.

6.                                      Agreement Not to Exercise Appraisal Rights.  To the extent permitted by Applicable Law, the Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Mergers. Notwithstanding the foregoing, nothing in this Section 6 shall constitute, or be deemed to constitute, a waiver or release by the Stockholder of any claim or cause of action against Parent, Holdco, Company Merger Sub or Parent Merger Sub to the extent arising out of a breach of this Agreement by Parent.

7.                                      Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or a designee of the Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his fiduciary duties), including by voting, in his capacity as a director or officer of the Company, in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company), including with respect to Section 5.02 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.

8.                                      No Solicitation.

(a)                                 Prior to the Expiration Date, the Stockholder shall not take any action that would be a breach of Section 5.02 of the Merger Agreement if taken by the Company, ignoring for these purposes Section 5.02(b) of the Merger Agreement.

(b)                                 Notwithstanding Section 8(a) above, the Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 5.02 of the Merger Agreement and (ii) the Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.

9.                                      Irrevocable Proxy.  Subject to Section 3(b) above, prior to the Expiration Date, solely in the event of a failure by the Stockholder to act in accordance with the Stockholder’s obligations as to voting pursuant to Section 3(a) no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the matters described in Section 3(a), the Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in a manner consistent with this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 9 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 9. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Applicable Law. The Stockholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 9 and is otherwise reasonably acceptable to Parent and the Stockholder. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Stockholder, upon the Expiration Date and Parent may terminate any proxy granted pursuant to this Section 9 at any time at its sole discretion by written notice to the Stockholder.

10.                               Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a)                                 Power; Binding Agreement.  In the event the Stockholder is an individual, the Stockholder has full power and capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder, and, in the event the Stockholder is an individual and is married and the Shares constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by the Stockholder’s spouse. Assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. In the event the Stockholder is an entity, (i) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, as applicable, (ii) the Stockholder has all the requisite power and authority necessary to enter into, execute, deliver and perform its obligations pursuant to this Agreement, (iii) the Stockholder’s execution, delivery and performance of this Agreement has been duly authorized by it and (iv) no other proceedings on the part of the Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.

(b)                                 No Conflicts; Consents.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) any Contract to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of either of the Mergers, (ii) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or (iii) in the event the Stockholder is an entity, the Stockholder’s certificate of incorporation or bylaws (or similar governing documents). The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(c)                                  Ownership of Shares.  The Stockholder (i) is the sole record and beneficial owner of the Shares set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances other than Permitted Encumbrances and (ii) does not own, beneficially or otherwise, any Company Securities other than the Shares set forth on the signature page of this Agreement.

(d)                                 Voting Power.  The Stockholder has, and will at the time of the Company Stockholder Meeting have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)                                  No Finder’s Fees.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as a stockholder of the Company.

(f)                                   No Litigation.  There are no Actions pending or, to the knowledge of  the  Stockholder, threatened against the Stockholder or any of its Subsidiaries, or any Order to which the Stockholder or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of either of the Mergers.

(g)                                  Form S-4 and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in

(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the time it is first mailed to the Stockholder, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

11.                               Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and, after providing the Stockholder with a reasonable opportunity to review and comment thereon prior to any such publication or disclosure, any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Mergers and any transactions related to the Mergers, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by Applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent as promptly as reasonably practicable) and nothing herein shall prohibit the Company from making any disclosure permitted to be made pursuant to the terms of the Merger Agreement.

12.                               No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Shares having a record date prior to the Expiration Date.

13.                               Further Assurances.  Subject to the terms and conditions of this Agreement, upon request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

14.                               Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any willful or intentional breach of this Agreement by such party prior to such termination.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Stockholder have any personal liability for any damages resulting from a breach of this Agreement other than in connection with an intentional and willful breach of this Agreement by the Stockholder arising out of actions taken by the Stockholder that the Stockholder knew at such time to be in violation hereof.  This  Section 14 and Section 1, Section 7, and Section 15 (as applicable) shall survive any termination of this Agreement.

15.                               Miscellaneous.

(a)                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b)                                 Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)                                  Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(d)                                 Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e)                                  Notices.  Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or international courier service or by electronic mail, with a copy thereof delivered or sent as provided below:

If to Parent:

WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328
Attention:	Robert McIntosh, General Counsel
Email:	bob.mcintosh@westrock.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Richard Hall
Andrew Elken
Email:	rhall@cravath.com
aelken@cravath.com

If to the Stockholder:

Roger Stone
c/o KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Kevin F. Blatchford
Scott R. Williams
Email:	kblatchford@sidley.com
swilliams@sidley.com

(f)                                   No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a  waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)                                  No Third Party Beneficiaries.  This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder (except the rights conferred upon any Persons specified as proxies pursuant to Section 9).

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)                                     Consent to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, or the agreements delivered by the

Stockholder in connection herewith or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 15(e) or in such other manner as may be permitted by Applicable Law, and nothing in this Section 15(i) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent and Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(i).

(j)                                    Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(k)                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(l)                                     Rules of Construction; Interpretation.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (i) words in singular shall be held to include the plural and vice versa, and words of one general shall be held to include the other gender as the context requires; (ii) references made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated; (iii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (iv) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the term “or” is not exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (ix) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (x) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; and (xi) references to a Person are also to its permitted successors and assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

(m)                             Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

WESTROCK COMPANY		ROGER AND SUSAN STONE FAMILY FOUNDATION

By:	/s/ Steven C. Voorhees	By:	/s/ Roger W. Stone

Name:	Steven C. Voorhees	Name:	Roger W. Stone

Title:	Chief Executive Officer and President	Title:	President

Shares owned of record or beneficially as of the date hereof:

1,849,800 Shares owned of record

1,849,800 Shares owned beneficially